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                            DAVCO RESTAURANTS, INC.
                             1657 CROFTON BOULEVARD
                            CROFTON, MARYLAND 21114

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 24, 1998

To the Stockholders of DavCo Restaurants, Inc.:

    NOTICE HEREBY IS GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of DavCo Restaurants, Inc., a Delaware corporation (the "Company"), will be held on March 24, 1998, at 10:00 a.m., eastern time, at the offices of the Company, 1657 Crofton Boulevard, Crofton, Maryland 21114, for the following purposes:

    1. To consider and vote upon a proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated as of October 21, 1997 (the "Merger Agreement"), among the Company, DavCo Acquisition Holding Inc., a Delaware corporation ("DAC"), and DavCo Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of DAC ("DAC Sub"), pursuant to which: (a) DAC Sub will be merged with and into the Company (the "Merger"), and the Company, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of DAC; and (b) each share of the Company's common stock, par value $.001 per share (the "Shares"), that is issued and outstanding at the effective time of the Merger (the "Effective Time") (other than Shares held in the Company's treasury, by any subsidiary of the Company, by DAC or by DAC Sub, which will be canceled without payment, and other than Shares in respect of which appraisal rights have been perfected properly in accordance with Delaware law) will be converted into the right to receive $20.00 (or ratable portion thereof for fractional Shares) in cash, without interest, (for estimated aggregate cash consideration of approximately $119.2 million); and

    2. To transact such other business as may come properly before the Special Meeting or any adjournments or postponements thereof.

    These transactions and other related matters are more fully described in the accompanying Proxy Statement and the Annexes and Schedules thereto. A copy of the Merger Agreement is attached as Annex A to, and described in, the accompanying Proxy Statement. The Board of Directors has approved (with Ronald
D. Kirstien, Harvey Rothstein, Byron L. Knief and Charles E. Corpening, as interested directors, abstaining) the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, the stockholders of the Company and has recommended that the stockholders vote in favor of adoption of the Merger Agreement and approval of the Merger. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Conflicts of Interests."

    The Board of Directors has fixed the close of business on February 18, 1998 as the record date for determination of the holders of Shares entitled to notice of and to vote at the Special Meeting. Only stockholders of record at the close of business on February 18, 1998 are entitled to receive notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. According to the laws of the State of Delaware, the affirmative vote of the holders of a majority of the outstanding Shares is required to adopt the Merger Agreement and to consummate the Merger. In addition, the Company's Restated Certificate of Incorporation and the Merger Agreement provide that the affirmative vote of the holders of a majority of the outstanding Shares that are not owned beneficially by Ronald D. Kirstien and certain of his affiliates, Harvey Rothstein and certain of his affiliates, Citicorp Venture Capital, Ltd. and certain of its affiliates, or any of their respective affiliates or associates, also is required to adopt the Merger Agreement and to consummate the Merger. See "INTRODUCTION--Voting at the Special Meeting" in the accompanying Proxy Statement.

    Stockholders of the Company who do not vote in favor of adoption of the Merger Agreement and who comply with the requirements of Section 262 of the Delaware General Corporation Law, as amended (the "DGCL"), will have the right to demand appraisal of their shares in connection with the Merger.
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Generally, to preserve appraisal rights, a Stockholder must (1) before the vote with respect to the Merger Agreement is taken at the Special Meeting, deliver to the Company a written demand for appraisal of his, her or its Shares, (2) not vote in favor of adoption of the Merger Agreement and (3) cause a petition for appraisal to be filed in the Delaware Court of Chancery within 120 days after the Effective Time. For a description of appraisal rights, see the information provided in the accompanying Proxy Statement under the caption "APPRAISAL RIGHTS." See also Annex C to the accompanying Proxy Statement for a copy of
Section 262 of the DGCL. The Company is party to certain litigation challenging the Merger. See "SPECIAL FACTORS--Certain Litigation" in the accompanying Proxy Statement.

    A Stockholder who has given a proxy may revoke it at any time before it is voted at the Special Meeting by filing with the Secretary of the Company a written revocation bearing a later date than the date of the proxy being revoked, by submitting a subsequent proxy bearing a later date than the date of the proxy being revoked or by voting in person at the Special Meeting, all as more fully described in the accompanying Proxy Statement under the caption "INTRODUCTION--Proxies." Properly executed but unmarked proxies will be voted FOR adoption of the Merger Agreement and approval of the Merger.

    Whether or not you intend to be personally present at the Special Meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage prepaid envelope. Stockholders who attend the Special Meeting may vote in person even if they have returned a proxy card.

                                          By Order Of The Board of Directors

                                          David J. Norman
                                          Secretary

Crofton, Maryland
February 20, 1998

                            YOUR VOTE IS IMPORTANT.
             PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD
                AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED,
                        WHETHER OR NOT YOU INTEND TO BE
                        PRESENT AT THE SPECIAL MEETING.

           PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

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